Exhibit 10.1

AGREEMENT AND Amendment No. 1 to Supplemental Agreement

THIS AGREEMENT AND AMENDMENT NO. 1 TO SUPPLEMENTAL AGREEMENT (this “Agreement”) is entered into as of November 24, 2025 (the “Effective Date”), by and among, Karl Brenza (“Brenza”) (for limited purposes), ScanTech AI Systems Inc., a Delaware corporation (“Pubco”), ScanTech Identification Beam Systems LLC, a Delaware limited liability company (“ScanTech”), Steele Interests SIBS LLC, a Delaware limited liability company (“Steele Lender I”), Steele Interests SIBS II LLC, a Delaware limited liability company (“Steele Lender II”), Steele Interests SIBS III LLC, a Delaware limited liability company (“Steele Lender III”), Steele Interests SIBS IV LLC, a Delaware limited liability company (“Steele Lender IV” and, collectively with Steele Lender I, Steele Lender II, and Steele Lender III, the “Steele Lenders”), and Steele Interests LLC, a Delaware limited liability company (“Steele Interests” and, collectively with the Steele Lenders, “Steele”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Original Agreement (defined below).

Background

A.       The Parties entered into that certain Supplemental Agreement dated as of January 31, 2025 (the “Original Agreement”).

B.       The Parties desire to enter into this Agreement to, among other things, amend the Original Agreement as set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree to amend the Original Agreement, and otherwise agree, as follows:

1.             Deletion of Paragraph G.

1.1               On and effective as of the Satisfaction Date (defined below), the Parties agree that (a) Paragraph G (including its subparagraphs) of the Original Agreement will be deleted in its entirety and (b) the phrase “Subject to Paragraph G below,” at the immediate beginning of Paragraph E(1) of the Original Agreement, will be deleted. Pending the deletion of Paragraph G on the Satisfaction Date, the Steele Lenders (without waiving any of their rights) agree not to object to a settlement agreement between Pubco and the TF Parties that is entered into by Pubco and the TF Parties prior to the Satisfaction Date so long as the following conditions are satisfied: (a) such settlement agreement does not provide for or otherwise contemplate the payment or delivery to the TF Parties (or any of them ) or any affiliate of the foregoing of any compensation or settlement proceeds of any kind or form other solely than the issuance of the common stock of Pubco; and (b) the amendment to the Pending Registration Statement (defined below) has been submitted to the SEC (defined below) prior to 5:00 p.m. (Eastern) on January 30, 2026. Notwithstanding the provisions set forth in the immediately preceding sentence, in the event that Pubco or ScanTech (or any of their affiliates) pay or deliver to the TF Parties (or any of them ) or any affiliate of the foregoing any cash compensation, then Pubco shall immediately pay to Steele cash in the same amount.

1.2               “Satisfaction Date” means the date on which each of the following shall have occurred: (a) the First Additional Shares (defined in the Original Agreement), the Second Additional Shares (defined in the Original Agreement), the Steele Shares (defined below) and the Legal and Expense Shares (defined below) have all been included to be registered in the Pending Registration Statement (defined below); (b) the Pending Registration Statement shall have been filed with the United States Securities and Exchange Commission (the “SEC”) prior to 5:00 p.m. (Eastern) on January 30, 2026; (c) Pubco has issued and delivered, or caused to be issued and delivered, the First Additional Shares, the Second Additional Shares, the Steele Shares, the Legal and Expense Shares and the Exchange Agreement Shares (defined below) to an account for the benefit of Steele (in accordance with the allocations set forth on the attached Schedule A) at Continental Stock Transfer & Trust Company (“Continental”); and (d) the Pending Registration Statement has been declared effective by the SEC.

1.3               “Exchange Agreement Shares” means the 800,000 shares of Pubco’s common stock that are to be issued to the Steele Lenders pursuant to Section 1.3(c) of Exchange Agreement.

2.             Steele Legal Fees; Accounting Treatment.

2.1               Steele Legal Fees. Pubco and ScanTech each hereby acknowledge and agree that they, on a joint and several basis, are justly indebted to, and currently owe and shall pay, the Steele Lenders a total of $550,000 as reimbursement of legal fees paid and/or previously incurred by the Steele Lenders in connection with certain loans made by the Steele Lenders to ScanTech and the Exchange Agreement (as defined in the Original Agreement) (collectively, the “Steele Legal Fees”). No later than 5:00 p.m. (Eastern) on November 25, 2025, Pubco shall issue and deliver to Steele, at Continental, two million five hundred thousand (2,500,000) shares of Pubco’s common stock (the “Legal and Expense Shares”), in accordance with the allocations set forth on the attached Schedule A, to cover in full the obligation of Pubco and ScanTech to pay to Steele for (or reimburse Steele for the payment of) the Steele Legal Fees. For the avoidance of doubt, the issuance and delivery of the Legal and Expense Shares pursuant to the foregoing is exclusive of, and in addition to, the issuance and delivery to Steele of the First Additional Shares, the Second Additional Shares, the Steele Shares and the Exchange Agreement Shares.

2.2               Accounting Treatment. Pubco shall appropriately account for the Steele Legal Fees in its financial statements under and in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Pubco shall include the full amount of the Steele Legal Fees, and reflect the same as the lawful and outstanding indebtedness of Pubco and ScanTech in accordance with US GAAP, in Pubco’s quarterly report on Form 10-Q to be filed with the SEC for the quarterly period ended September 30, 2025.

3.             Stock Issuances; Registration Rights.

3.1               Steele Shares. No later than 5:00 p.m. (Eastern) on November 25, 2025, Pubco shall issue and deliver to an account for the benefit of Steele Interests, at Continental, one million two hundred thousand (1,200,000) shares of Pubco’s common stock (the “First Tranche Shares”) in accordance with the allocations set forth on the attached Schedule A. In the event that the amendment to the Pending Registration Statement has not been submitted to the SEC by 5:00 p.m. (Eastern) on December 1, 2025, then Pubco shall immediately issue and deliver to an account for the benefit of Steele Interests, at Continental, an additional five hundred thousand (500,000) shares of Pubco’s common stock (the “First Increase Shares”). Thereafter, in the event that the amendment to the Pending Registration Statement has not been submitted to the SEC by 5:00 p.m. (Eastern) on December 15, 2025, then Pubco shall immediately issue and deliver to an account for the benefit of Steele Interests, at Continental, an additional two hundred fifty hundred thousand (250,000) shares of Pubco’s common stock (the “Second Increase Shares”). Thereafter, in the event that the amendment to the Pending Registration Statement has not been submitted to the SEC by 5:00 p.m. (Eastern) on December 30, 2025, then Pubco shall immediately issue and deliver to an account for the benefit of Steele Interests, at Continental, an additional two hundred fifty hundred thousand (250,000) shares of Pubco’s common stock (the “Third Increase Shares”). Thereafter, in the event that the amendment to the Pending Registration Statement has not been submitted to the SEC by 5:00 p.m. (Eastern) on January 15, 2026, then Pubco shall immediately issue and deliver to an account for the benefit of Steele Interests, at Continental, an additional two hundred fifty hundred thousand (250,000) shares of Pubco’s common stock (the “Fourth Increase Shares”). Thereafter, in the event that the amendment to the Pending Registration Statement has not been submitted to the SEC by 5:00 p.m. (Eastern) on January 30, 2026, then Pubco shall immediately issue and deliver to an account for the benefit of Steele Interests, at Continental, an additional two hundred fifty hundred thousand (250,000) shares of Pubco’s common stock (the “Fifth Increase Shares”). For purposes of this Agreement, “Steele Shares” means the First Tranche Shares plus, as applicable, the First Increase Shares, the Second Increase Shares, the Third Increase Shares, the Fourth Increase Shares and the Fifth Increase Shares. For the avoidance of doubt, the issuance and delivery of the Steele Shares pursuant to the foregoing is exclusive of, and in addition to, the issuance and delivery to Steele of the First Additional Shares, the Second Additional Shares, the Legal and Expense Shares and the Exchange Agreement Shares.

3.2               Amendment to Pending Registration Statement. As soon as possible (but not later than 5:00 p.m. (Eastern) on January 30, 2026), Pubco shall submit to the SEC an amendment to Pubco’s pending registration statement on Form S-1 (File No. 333-284806) (the “Pending Registration Statement”), which amendment shall include for registration (a) the First Additional Shares, (b) the Second Additional Shares, (c) the Steele Shares and (d) the Legal and Expense Shares. Pubco shall use its best and continuous efforts to cause the Pending Registration Statement, as so amended, to be declared effective by the SEC as soon as reasonably possible following the filing or submission thereof (taking into account that the SEC may review and comment on the amended Pending Registration Statement).

3.3               Application and Delivery of Shares. No later than 5:00 p.m. (Eastern) on November 25, 2025, Pubco shall issue and deliver, or cause to be issued and delivered, in each case to the extent not already so issued and delivered to an account for the benefit of Steele at Continental the First Additional Shares, the Second Additional Shares, the First Tranche Shares, the Legal and Expense Shares and the Exchange Agreement Shares to Steele, in accordance with the allocations set forth on the attached Schedule A. In addition, if applicable, Pubco shall issue and deliver, or cause to be issued and delivered, to an account for the benefit of Steele Interests at Continental the First Increase Shares, the Second Increase Shares, the Third Increase Shares, the Fourth Increase Shares and the Fifth Increase Shares. As soon as reasonably possible (but in no event later than five (5) Business Days) following the date on which the Pending Registration Statement has been declared effective by the SEC, Steele, with reasonable assistance from Pubco, shall transfer, or cause to be transferred, the First Additional Shares, the Second Additional Shares, the Steele Shares, the Legal and Expense Shares and the Exchange Agreement Shares to Steele, in accordance with the allocations set forth on the attached Schedule A, from Continental to brokerage accounts of Steele in accordance with the allocations set forth on the attached Schedule A.

3.4               General. Notwithstanding anything to the contrary in this Agreement or the Original Agreement, in no event will Pubco be required to (a) issue shares of Pubco’s common stock or securities convertible into or exercisable for Pubco’s common stock (including the First Additional Shares, the Second Additional Shares, the Steele Shares, the Legal and Expense Shares, and the Exchange Agreement Shares) exceeding 19.99% of Pubco’s common stock or exceeding 19.99% of the voting power outstanding either as of the Effective Date or the date immediately preceding the Effective Date, as determined in accordance with the relevant stock exchange rules, or (b) otherwise issue shares of Pubco’s common stock or other securities which issuance would violate any rule of the SEC or the relevant stock exchange or trading market on which Pubco’s common stock is then listed or quoted.

4.             Representations and Warranties.

4.1               Each Party hereby represents and warrants to the other Parties that it has all requisite authority (and in the case of an individual, the capacity) to enter into this Agreement, and to perform all the obligations required to be performed by him or it hereunder.

4.2               Steele Interests and each Steele Lender that receives the First Additional Shares, Second Additional Shares, Steele Shares, Legal and Expense Shares and any other shares of Pubco common stock pursuant to this Agreement (all such foregoing shares, the “Securities” and each such recipient, as applicable, a “Recipient”), represents and warrants (as to itself only) to Pubco, as of the date of each receipt of any shares of Pubco’s common stock pursuant to this Agreement or any related agreement, as follows:

(a)                Such Recipient is receiving such Securities solely for such Recipient’s own account. Such Recipient understands that, except as otherwise set forth in this Agreement, the Securities to be issued to such Recipient may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and therefore cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available.

(b)                Such Recipient understands the risks associated with its receipt of the Securities and is financially capable of bearing the economic risk associated therewith and could afford the loss of the total amount thereof.

(c)                Such Recipient presently qualifies either as an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) or as a “sophisticated investor” having, either alone or together with its purchaser representative(s), such sufficient knowledge and experience with financial and business matters to enable such Recipient to evaluate the risks and merits of receiving the Securities as contemplated hereunder.

(d)                Such Recipient is fully aware that the Securities are being issued to it in reliance upon the exemption provided for by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and similar exemptions provided under state securities laws on the grounds that no public offering is involved, and that the representations, warranties, and agreements set forth in this Agreement are essential to the claiming of such exemptions. Such Recipient acknowledges that the Securities, as well as any certificates or other document representing the Securities, will initially be imprinted with a restrictive legend, unless then registered, that will include language that the Securities may not be offered, sold, pledge, or otherwise transferred except pursuant to an exemption under the Securities Act or pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws and upon Pubco receiving an opinion of counsel to such effect in a form reasonably satisfactory to Pubco.

(e)                Such Recipient acknowledges that neither Pubco nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

4.3               Pubco and ScanTech each hereby represents and warrants to Steele Interests and each Steele Lender that (a) this Agreement constitutes the legal, valid and binding obligations of Pubco and are enforceable against Pubco in accordance with the terms hereof and thereof and (b) this Agreement constitutes the legal, valid and binding obligations of ScanTech and are enforceable against ScanTech in accordance with the terms hereof.

4.4               Pubco and ScanTech each hereby represents and warrants to Steele Interests and each Steele Lender as follows:

(a)                no approval of, or consent from, any Person or governmental authority or any other Person (including, without limitation, the Board of Directors or similar governing body of Pubco or ScanTech, as applicable) is required in connection with the execution, delivery and performance of this Agreement by Pubco and ScanTech; and

(b)                the execution, delivery and performance of this Agreement by Pubco, and ScanTech does not and will not (i) violate any applicable law or regulation or (ii) conflict with or cause or result in any breach or default of any of the terms, covenants, conditions or provisions of any instrument, document, agreement or contract of any kind to which Pubco, and/or ScanTech is a party or by which he or it is bound.

4.5               The Parties hereby acknowledge and agree that Brenza is a party to this Agreement for the limited purpose of the amendment to the Original Agreement as described in Section 1.1 above, and shall otherwise have no personal obligation, duty or liability whatsoever with respect to this Agreement. All actions taken by Mr. Brenza with respect to this Agreement were undertaken in a representative capacity on behalf of the Company, and not in his individual capacity, and Mr. Brenza shall have no personal liability or continuing obligation under this Agreement.

5.             Indemnification.

5.1               Pubco and ScanTech shall, on a joint and several basis, indemnify, defend and hold harmless each Indemnified Party (defined below) from and against any and all Losses (defined below) suffered, sustained, paid and/or incurred by any Indemnified Party by reason of, arising out of or related to any breach of or default under, or any inaccuracy or untruthfulness of, any representation, warranty and/or covenant (including, without limitation, the covenant in Section 2.2 above) applicable to or otherwise made by or on behalf of Pubco and/or ScanTech in this Agreement, whether or not any legal proceeding is commenced hereunder and whether or not any default or event of default shall have occurred and is continuing hereunder, from the date suffered, sustained, paid or incurred by such Indemnified Party until such amounts are repaid to such Indemnified Party.

5.2               For purposes of this Section 5, (a) “Indemnified Party” means each and all of the following: (i) each Steele Lender; (ii) Steele Interests; (iii) each Affiliate of any of the foregoing; and (iv) each member, partner, shareholder, officer, director, employee and agent of any of the foregoing; and (b) “Losses” means any and all claims, suits, liabilities, actions, proceedings, obligations, debts, damages, losses, costs, expenses, injuries, charges, fees, judgments, awards, amounts paid in settlement, punitive, consequential and/or special damages payable by any Indemnified Party, and any and all other damages and expenses of whatever kind or nature (including, but not limited to, attorneys’ fees, court costs and fees, and other costs and expenses of defense).

6.             General Provisions.

6.1               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule.

6.2               Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by FedEx or other reputable express courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or email, addressed as set forth below. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the next business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Brenza, Pubco, or ScanTech, to:

c/o ScanTech AI Systems Inc.

1735 Enterprise Drive

Buford, GA 30518

Email: [***]

with a copy (which shall not constitute notice) to:

Michael Coleman, Esq.

Thompson Hine LLP

3560 Lenox Rd NE, Suite 1600

Atlanta, GA 30326

Email: [***]

If to a Steele Lender or Steele Interests:

c/o Christopher C. McGrew

1605 Main Street

Suite 1001

Sarasota, FL 34236

Email: [***]

with a copy (which shall not constitute notice) to:

William J. Carmody, Esq.

Purrington Moody Weil LLP

245 East Friendly Avenue

Suite 200

Greensboro, NC 27401

Email: [***]

6.3               Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

6.4               Counterparts; Time of Essence. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Time is of the essence for the performance of each and every obligation on the part of the Parties to this Agreement.

6.5               No Other Amendments. Except as expressly amended by this Agreement, all of the provisions, terms and conditions set forth in the Original Agreement shall remain in full force and effect in accordance with its terms.

6.6               Certain Adjustments. If Pubco shall, at any time or from time to time during the Adjustment Period (defined below), subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the number of shares comprising the First Additional Shares, the Second Additional Shares, the Steele Shares, the Legal and Expense Shares and the Exchange Agreement Shares shall be proportionately increased. If Pubco shall, at any time or from time to time during the Adjustment Period, combine (by combination, reverse stock split or otherwise) its outstanding shares of common stock into a smaller number of shares, the number of shares comprising the First Additional Shares, the Second Additional Shares, the Steele Shares, the Legal and Expense Shares and the Exchange Agreement Shares shall be proportionately decreased. For purposes of the foregoing, “Adjustment Period” means the period commencing on the Effective Date and ending on the date on which Pubco has complied in full with its obligations under Section 3.3 to transfer, or cause to be transferred, the First Additional Shares, the Second Additional Shares, the Steele Shares, the Legal and Expense Shares and the Exchange Agreement Shares to Steele, in each case as subsequently adjusted pursuant to this Section 6.6, in accordance with the allocations set forth on the attached Schedule A, from Continental to brokerage accounts of Steele in accordance with the allocations set forth on the attached Schedule A.

(Signatures on Following Pages)

To evidence the Parties’ agreement to this Agreement, each Party has executed and delivered this Agreement as of the Effective Date.

/s/ Karl Brenza
Karl Brenza

SCANTECH AI SYSTEMS INC.

By:	/s/ Dolan Falconer
Dolan Falconer,
Chief Executive Officer

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	ScanTech AI Systems, Inc., its Member

	By:	/s/ Dolan Falconer
Dolan Falconer,
Chief Executive Officer

STEELE INTERESTS SIBS LLC

By:	/s/ Christopher C. McGrew
Christopher C. McGrew,
Managing Member

STEELE INTERESTS SIBS II LLC

By:	/s/ Christopher C. McGrew
Christopher C. McGrew,
Managing Member

STEELE INTERESTS SIBS III LLC

By:	/s/ Christopher C. McGrew
Christopher C. McGrew,
Managing Member

STEELE INTERESTS SIBS IV LLC

By:	/s/ Christopher C. McGrew
Christopher C. McGrew,
Managing Member

STEELE INTERESTS LLC

By:	/s/ Christopher C. McGrew
Christopher C. McGrew,
Managing Member

Schedule A

Shares	Issued Pursuant To:	To Be Issued As Follows:

800,000	Section 1.3(c) of Exchange Agreement (as defined in the Original Agreement)	100% to the Steele Lenders as follows: • 448,000 shares to Steele Lender I • 84,320 shares to Steele Lender II • 126,880 shares to Steele Lender III • 140,800 shares to Steele Lender IV

100,000	Paragraph D(i) of the Original Agreement	100% to the Steele Lenders as follows: • 56,000 shares to Steele Lender I • 10,540 shares to Steele Lender II • 15,860 shares to Steele Lender III • 17,600 shares to Steele Lender IV

100,000	Paragraph D(ii) of the Original Agreement	100% to Steele Interests

2,500,000	Section 2.1 of this Agreement	100% to Steele Interests

1,200,000	Section 3.1 of this Agreement	100% to Steele Interests